Exhibit 10.4

MERGER AGREEMENT

BY AND AMONG

UNITED NATURAL FOODS, INC.,

UNFI MERGER SUB, INC.,

DISTRIBUTION HOLDINGS, INC.,

AND

MILLBROOK DISTRIBUTION SERVICES INC.

Dated as of October 5, 2007

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of October 5, 2007, by and among UNITED NATURAL FOODS, INC., a Delaware corporation (“Buyer”), UNFI MERGER SUB, INC., a Delaware corporation (“Merger Sub”), DISTRIBUTION HOLDINGS, INC., a Delaware corporation (the “Holding Company”), and MILLBROOK DISTRIBUTION SERVICES INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Buyer desires to acquire by merger the Holding Company, the sole asset of which is 100% of the issued and outstanding common stock of the Company, and Buyer has organized and capitalized Merger Sub for the purpose of effecting such acquisition;

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, the Holding Company and the Company have approved and declared advisable the merger of Merger Sub with and into the Holding Company, with the Holding Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and promises set forth in this Agreement, and intending hereby to be legally bound subject to the terms and conditions set forth in this Agreement, Buyer, Merger Sub, the Holding Company and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

Affiliate:  means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than 10% of the voting securities of a second Person shall be deemed to control that second Person.

Aggregate Merger Consideration:  means $84,000,000 less all principal, fees, charges and accrued and unpaid interest which is outstanding under (i) the Credit Agreement (other than the letters of credit issued under the Credit Agreement for which Back-to-Back LCs will be provided pursuant to Section 9.10 hereof) and (ii) the Buyer Loan Agreements as of the Effective Time.

Back-to-Back LCs:  shall have the meaning set forth in Section 9.10.

Business:  means warehousing and distribution of food and health and beauty products, and, in the case of general merchandise, the distribution of general merchandise to supermarkets and retail grocery stores.

Business Day:  means any other day than Saturday, Sunday or any day on which commercial banks in New York are authorized or required to close.

Buyer Disclosure Schedule:  shall have the meaning set forth in Article IV.

Buyer Indemnified Parties:  shall have the meaning set forth in Section 11.03(a).

Buyer Loan Agreements:  means, collectively, (i) the Holding Company’s Secured Promissory Note issued to the Buyer in the original principal amount of $5,000,000 (the “Note”); (ii) the Holding Company’s Pledge Agreement of the common stock of the Company for the benefit of the Buyer; (iii) the Guaranty of the Company guaranteeing such Note and (iv) the Mortgage and Security Agreement of the Company securing the Guaranty.

Cap:  shall have the meaning set forth in Section 11.03(c).

Capital Stock:  means the Common Stock and the Preferred Stock, in each case on a fully diluted basis, assuming the exercise of all options and warrants and conversion of all equity interests in the Holding Company into shares of Common Stock or Preferred Stock, as the case may be.

Certificate of Merger:  means the Certificate of Merger by and among Buyer, Merger Sub and the Holding Company, substantially in the form of Exhibit A attached hereto.

Certificates:  shall have the meaning set forth in Section 2.11(b).

Claim Notice:  means written notification pursuant to Section 11.04(a) of a Third Party Claim as to which indemnification under Section 11.03(a) or 11.03(b), as the case may be, is sought by an Indemnified Party, enclosing a copy of all material papers served, if any, and specifying in reasonable detail the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 11.03(a) or 11.03(b), as the case may be, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

Closing:  shall have the meaning set forth in Section 2.03.

Closing Date:  shall have the meaning set forth in Section 2.03.

COBRA:  means the Consolidated Omnibus Budget Reconciliation Act of 1986, codified at Part 6 of Title I of ERISA and section 4980B of the Code, and similar applicable state Laws.

Code:  means the Internal Revenue Code of 1986, as amended.

Common Stock:  means the common stock, par value $0.01 per share, of the Holding Company.

Common Stock Conversion Amount:  means the Aggregate Merger Consideration less the sum of the Series A Liquidation Payment and the Series B Liquidation Payment, with the difference divided by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

Common Stockholders:  means the record holders of the issued and outstanding shares of Common Stock.

Companies:  means the Holding Company and the Company as they are sometimes referred to collectively.

Company Disclosure Schedule:  shall have the meaning set forth in Article III, as it shall be amended in accordance with this Agreement.

Confidentiality Agreement:  shall have the meaning set forth in Section 7.03(b).

Contract:  means any agreement, license, sublicense, sales order, commitment, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, instrument, understanding or arrangement, oral or written, that is binding on any Person or any of its property under applicable Laws. Purchase orders are specifically excluded from this definition.

Credit Agreement:  means the Credit Agreement, dated as of February 22, 2007, by and among the Company, the lenders that are a party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended.

Current Site:  shall have the meaning set forth in Section 3.09(b).

DGCL:  means the Delaware General Corporation Law, as amended.

Dispute Period:  means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

Dissenting Shares:  shall have the meaning set forth in Section 2.09(a).

Effective Time:  shall have the meaning set forth in Section 2.02.

Environmental Claim:  means any and all administrative or judicial actions, suits, orders, claims, liens, notices of violations, investigations (by any Governmental or Regulatory Authority), complaints, or proceedings, whether criminal or civil, by any Person (including, but not limited to, any Governmental or Regulatory Authority based upon, relating to, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment, of any Hazardous Materials at any location, including, but not limited to, any off-site location to which Hazardous Materials were sent for handling, storage, treatment, or disposal.

Environmental Law:  means any applicable Law that relates primarily to the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials.

ERISA:  means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate:  means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Companies as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

Escrow Agent:  means the Person from time to time serving as the escrow agent under the Escrow Agreement.

Escrow Agreement:  means the Escrow Agreement, dated as of the Closing Date, by and among the Stockholders’ Representative, Buyer and the Escrow Agent, substantially in the form of Exhibit B attached hereto.

Escrow Amount:  means $12,500,000.

Escrow Fund:  shall have the meaning set forth in Section 2.10(a).

GAAP:  means United States generally accepted accounting principles, consistently applied.

Governmental or Regulatory Authority:  means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether Federal, state, local or foreign, or any agency, instrumentally or authority thereof, or any court.

Hazardous Materials:  means (i) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam, and (ii) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

HSR Act:  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indebtedness:  of any Person means all obligations (i) of such Person (A) for borrowed money, (B) evidenced by notes, bonds, debentures, letters of credit, drafts or similar instruments, (C) for the deferred purchase price of goods or services, (D) under capital leases, (E) accrued interest with respect to any of the items described in clauses (A) through (D) above, or (F) in the nature of guarantees of the obligations described in clauses (A) through (E) above of any other Person, or (ii) of any other Person secured by a Lien on the property or assets of such first Person. Indebtedness does not include trade payables or other accounts payable incurred in the ordinary course of business.

Indemnified Party:  means any Person claiming indemnification under any provision of Article X or XI.

Indemnifying Party:  means any Person against whom a claim for indemnification is being asserted under any provision of Article X or XI.

Indemnity Notice:  means written notification pursuant to Section 11.04 of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

Intellectual Property Rights:  shall have the meaning set forth in Section 3.17.

Intended Uses:  shall have the meaning set forth in Section 3.15(a).

IRS:  means the Internal Revenue Service.

Knowledge of the Company:  means the actual conscious knowledge, or the knowledge that would be expected to have been obtained after reasonable inquiry, of either of the Principal Stockholders, Mr. Reuven Har-Evan, James A. Cohen, Esq. and Elizabeth Ganss.

Laws:  means all laws, common law, statutes, rules, regulations, ordinances, constitutions, treaties, compacts, directives, codes, Orders, Permits, authorizations, variances, rules, judicial decisions, governmental agreements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

Lease:  shall have the meaning set forth in Section 3.15(b).

Liabilities:  means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in any financial statements or disclosed in the notes thereto.

Liens:  means any mortgage, pledge, assessment, security interest, lease, lien, equity interest, adverse claim, levy, charge or other encumbrance, of every kind and character.

Loss:  means any and all Liabilities, damages, fines, penalties, deficiencies, losses and out-of-pocket expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings).

Material Adverse Effect:  means any change, effect, event, circumstance, occurrence, state of facts or development that is materially adverse to the Business, assets, liabilities, results of operation, condition (financial or otherwise), properties or prospects of the Companies, taken as a whole, or a material impairment of or delay in the ability of the Companies to perform their obligations hereunder and consummate the Merger and the other transactions contemplated hereby; provided, however, that a Material Adverse Effect will not be deemed to result from or arise out of any of the following unless such adverse effect disproportionately impacts the Companies, either individually or together: (a) any change in the general economic conditions in the United States or any other country in which the Business is conducted by the Company; (b) any adverse change generally affecting businesses operating in the industries or markets in which the Company operates; (c) any change in the accounting requirements applicable to the Business; (d) any change in any Law applicable to the Business, including, without limitation, the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law; or (e) any change resulting from the execution of this Agreement or the consummation of the Merger and any of the other transactions contemplated hereby, including, without limitation, any change resulting from or arising out of any announcement relating to this Agreement.

Merger:  shall have the meaning set forth in Section 2.01.

Order:  means any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or similar order entered, issued, made or rendered by any Governmental or Regulatory Authority (in each such case whether preliminary or final).

Paying Agent:  means a nationally-recognized commercial banking institution reasonably satisfactory to Buyer and the Stockholders’ Representative, which shall act as the paying agent for the Payment Fund.

Payment Fund:  shall have the meaning set forth in Section 2.11(a).

Permit:  means all licenses, permits, orders, consents, approvals, registrations and authorizations under all Laws and Governmental or Regulatory Authorities.

Permitted Liens:  means (i) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, and (iii) Liens set forth in Section 3.22 of the Company Disclosure Schedule.

Person:  means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

Plan:  means any pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, equity purchase, equity appreciation, restricted equity, equity option or other equity-based (whether real or phantom), vacation pay, sick pay, severance or termination pay, retention, disability, death benefit, retention, hospitalization, fringe benefit, medical, dental, vision, life or other insurance or other plan, program, policy, arrangement or Contract established, maintained, contributed to or required to be established, maintained or contributed to by the Companies or any ERISA Affiliate, in each case, providing or intended to provide benefits to any employee, and in each case whether written or oral, informal or formal, and subject to ERISA or not.

Pre-Closing Tax Period  means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on and including the Closing Date.

Preferred Stock:  means the Series A Preferred Stock and the Series B Preferred Stock.

Principal Stockholders:  means Mr. Richard A. Bernstein and Mr. Robert A. Sigel.

Real Estate:  shall have the meaning set forth in Section 3.15(a).

Receivables:  means any and all accounts receivable, notes and other amounts receivable by the Companies arising from the conduct of the Business of the Companies, before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

Release:  means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

Representatives:  means any officer, director, principal, agent, stockholder, employee, counsel, consultant, independent auditor or other representative of a Person.

Series A Liquidation Payment:  means the amount per share equal to the Liquidation Preference as set forth in Section 7 of the Designation of Series A Preferred Stock attached as Exhibit A to the Certificate of Incorporation of the Holding Company in effect immediately prior to the Effective Time.

Series A Preferred Stock:  means the Series A Preferred Stock, no par value per share, of the Holding Company.

Series B Liquidation Payment:  means the amount per share equal to the Liquidation Preference as set forth in Section 7 of the Designation of Series B Preferred Stock attached as Exhibit B to the Certificate of Incorporation of the Holding Company in effect immediately prior to the Effective Time.

Series B Preferred Stock:  means the Series B Preferred Stock, no par value per share, of the Holding Company.

Stockholder Indemnified Parties:  shall have the meaning set forth in Section 11.03(b).

Stockholders:  means the record holders of the issued and outstanding shares of Capital Stock.

Stockholders’ Representative:  shall have the meaning set forth in Section 7.06(a).

Subsidiary or Subsidiaries:  means any corporation, limited liability company, partnership, joint venture or any other entity of which a Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such corporation, limited liability company, partnership, joint venture or other legal entity.

Surviving Corporation:  shall have the meaning set forth in Section 2.01.

Tax or Taxes:  means (i) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes and any liability under unclaimed property, escheat or similar laws, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes imposed by any Taxing Authority, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement as a result of which liability of any of the Companies to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in clauses (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

Tax Returns:  means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

Taxing Authority:  means the IRS and any other domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Tax Sharing Agreement:  means all existing agreements or arrangements (whether written or not written) binding either of the Companies that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

Third Party Claim:  shall have the meaning set forth in Section 11.04(a).

Third Party Transaction:  shall have the meaning set forth in Section 7.04.

Threshold:  shall have the meaning set forth in Section 11.03(c).

While “fraud” is not a defined term in this Agreement, for the avoidance of doubt the parties acknowledge that in order to meet the requirements for fraud under this Agreement the action or inaction must be willful and knowing.

ARTICLE II

THE MERGER

2.01       Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (a) Merger Sub shall be merged with and into the Holding Company (the “Merger”), (b) the separate existence of Merger Sub shall cease, and (c) the Holding Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

2.02       Effective Time. Prior to the Closing, the Holding Company shall prepare, and on the Closing Date the Holding Company shall file with the Secretary of State of the State of Delaware the Certificate of Merger executed in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective is referred to herein as the “Effective Time”).

2.03       Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Covington & Burling, LLP, located at 620 Eighth Avenue, New York, New York 10018-1405, at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date as the parties may mutually determine (the “Closing Date”).

2.04       Effects. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Holding Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, and duties of the Holding Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.05       Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit C attached hereto. As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable Law.

2.06       By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted at the Effective Time as the By-Laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

2.07       Directors and Officers. From and after the Effective Time, the Board of Directors and officers of Merger Sub at the Effective Time shall be the Board of Directors and officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

2.08	Effect on Capital Stock.

(a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Holding Company or the Stockholders:

(i)           each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(ii)          each share of Capital Stock held in the treasury of the Holding Company and each share of Capital Stock owned by Buyer shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)        the then issued and outstanding shares of Capital Stock shall be converted into the sum in cash equal to the Aggregate Merger Consideration to be distributed in accordance with this Article II, without interest or dividends. Subject to the provisions of Section 2.09, each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares canceled in accordance with Section 2.08(a)(ii) and (B) Dissenting Shares) shall be converted as follows:

(A)           each share of Common Stock shall be converted into the right to receive an amount in cash, without interest or dividends, equal to the Common Stock Conversion Amount;

(B)           each share of Series A Preferred Stock shall be converted into the right to receive an amount in cash, without interest or dividends, equal to the Series A Liquidation Payment; and

(C)           each share of Series B Preferred Stock shall be converted into the right to receive an amount in cash, without interest or dividends, equal to the Series B Liquidation Payment.

In no event shall the aggregate consideration payable by Buyer, Merger Sub or the Surviving Corporation to the Stockholders in connection with the Merger or the other transactions contemplated hereby exceed the Aggregate Merger Consideration.

(b)   After the Effective Time, all such shares of Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than the right to receive the cash consideration to be paid in consideration therefor upon the surrender of such certificate.

2.09	Dissenting Shares.

(a)   Notwithstanding any provision of this Agreement to the contrary, shares of Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.08. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.08, without any interest thereon, upon surrender, in the manner provided in Section 2.11, of the certificate or certificates that formerly evidenced such Dissenting Shares (less, in the case of Common Stockholders, the cash allocable to such Common Stockholder to be deposited in the Escrow Fund).

(b)   Prior to the Effective Time, the Holding Company shall (i) give to the Buyer prompt notice of any demands for appraisal received by the Holding Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Holding Company, and (ii) direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Holding Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10	Escrow Fund.

(a)   As of the Effective Time, Buyer shall deposit with the Escrow Agent an aggregate amount in cash equal to the Escrow Amount, such deposit to constitute an escrow fund (the “Escrow Fund”). The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall be available to satisfy any amounts duly owed to Buyer pursuant to Article X or Article XI of this Agreement.

(b)   The Buyer will be deemed to have deposited with the Escrow Agent the Escrow Amount. Each Common Stockholder shall be required to execute and deliver to the Paying Agent (for the benefit of Buyer) an acknowledgement in which, as a condition to receiving any portion of the Aggregate Merger Consideration, such Common Stockholder acknowledges and agrees to (i) be bound by the indemnification obligations pursuant to Article X and Article XI of this Agreement, and (ii) the deposit by Buyer of such Common Stockholder’s pro rata portion of the Escrow Amount into the Escrow Fund for use to satisfy any amounts duly owed to Buyer pursuant to Article X or Article XI of this Agreement.

2.11       Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

(a)   As of the Effective Time, Buyer shall deposit with the Paying Agent for the benefit of the holders of shares of Capital Stock, cash in an amount sufficient to permit the payment of the Aggregate Merger Consideration into which shares of Capital Stock are converted (other than Dissenting Shares) less the amount to be deposited with the Escrow Agent pursuant to Section 2.10(a) (such amount deposited with the Paying Agent is referred to as the “Payment Fund”).

(b)   As soon as practicable prior to the Effective Time, Stockholders’ Representative shall send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding shares of Capital Stock (the “Certificates”) which shares were converted into the right to receive the consideration per share specified in Section 2.08, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Paying Agent, and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of all Certificates held by a holder of Capital Stock for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor cash equal to the product of (x) the applicable consideration per share specified in Section 2.08 and (y) the number of shares of Capital Stock represented by the surrendered Certificate (less, with respect to the Common Stockholders, such holder’s pro rata portion of the cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 2.10), and the Certificates so surrendered shall then be canceled. Until surrendered as contemplated by this Section 2.11(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the cash into which such Capital Stock shall have been converted.

(c)   If any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the distribution of such cash payment to such Person, or (ii) shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Buyer or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer or the Paying Agent. All amounts in respect of Taxes received or withheld by Buyer shall be disposed of by Buyer in accordance with the Code or such state, local or foreign Tax law, as applicable.

(d)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of the Surviving Corporation may impose, the Paying Agent shall pay any cash in respect of such Certificate to which the holder is entitled. When authorizing payment of any such cash in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Paying Agent, Buyer or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e)   At the Effective Time, the stock transfer books of the Holding Company shall be closed and thereafter there shall be no further registration of transfers of shares of Capital Stock on the records of the Holding Company. From and after the Effective Time, the holders of shares of Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

2.12       Return of Payment Fund. Any portion of the Payment Fund which remains undistributed to the former holders of Capital Stock for eighteen (18) months after the Effective Date shall be delivered to Buyer, upon its request, and any such former holders who have not theretofore surrendered to the Paying Agent their Certificates in compliance herewith shall thereafter look only to Buyer for payment of their claim for cash in respect of such Certificates. Neither Buyer nor the Holding Company shall be liable to any former holder of Capital Stock for any such cash held in the Payment Fund which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the portion of the Aggregate Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental or Regulatory Authority), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.13       No Further Ownership Rights in Capital Stock. All cash delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Capital Stock previously represented by such Certificate.

2.14       Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Companies or Merger Sub, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Holding Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Holding Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Companies or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the Company Disclosure Schedule attached hereto and incorporated herein (the “Company Disclosure Schedule”), the Companies, jointly and severally, represent and warrant to Buyer and Merger Sub as of the date hereof, as follows:

3.01	Organization and Qualification.

(a)          Each of the Companies is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own, lease and operate its assets and properties and in the case of the Company to carry on its Business as now being and as heretofore conducted, and, in the case of the Holding Company, to own all of the issued and outstanding common stock of the Company. Each of the Companies is duly qualified to transact business as a foreign corporation in each jurisdiction in which such qualification is required by Law, except where the failure to be qualified to transact business would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          The Companies have previously provided to Buyer true and complete copies of their respective Certificate of Incorporation and By-Laws as presently in effect. Neither of the Companies is in default in the performance, observation or fulfillment of its Certificate of Incorporation or By-Laws, and no amendments to the Certificate of Incorporation or By-Laws of either of the Companies are currently pending.

(c)          The minute books and other corporate records of the Companies are complete and accurate in all material respects and contain all resolutions and other appropriate documents ratifying the actions of the Companies to the date of this Agreement.

3.02	Authority to Execute and Perform Agreement; No Conflict.

(a)   Each of the Companies has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Companies and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by each of the Companies by all necessary corporate actions or proceedings and all other requisite actions. The Merger has been approved by the requisite shareholder action of the Holding Company as is required by applicable Delaware Law.

(b)   No other action by the Companies is necessary to execute, deliver or perform this Agreement or to effectuate the Merger or consummate the other transactions contemplated hereby, other than the waiver or exemption of any waiting period under HSR and the filing of the Certificate of Merger with the Secretary of State of Delaware. This Agreement has been duly executed and delivered by each of the Companies and constitutes a valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).

(c)   The execution, delivery and performance of this Agreement by each of the Companies and the consummation of the Merger and the other transactions contemplated hereby by the Companies will not conflict with, violate or result in the breach of (i) any provision of the Certificate of Incorporation or By-Laws of either of the Companies; (ii) any material Contract to which either of the Companies is a party or by which either of the Companies is bound; or (iii) any Permit, Law or Order applicable to either of the Companies.

3.03	Capitalization and Title to Capital Stock.

(a)   The capitalization of the Holding Company consists of 1,000,000 shares of Capital Stock being authorized, of which 900,000 shares are designated as Common Stock, and 100,000 shares are designated as Preferred Stock. There are 152,080 shares of Common Stock issued and outstanding and 24,875 shares of Series A Preferred Stock and 1,000 shares of Series B Preferred Stock issued and outstanding. All shares of Common Stock and Preferred Stock have been duly authorized and each outstanding share is validly issued, fully paid and nonassessable and was not issued in violation of the preemptive rights of any Person.

(b)   The Holding Company owns 100% of the issued and outstanding common stock of the Company, which is the sole asset of the Holding Company. Such common stock is the only class of capital stock of the Company that is issued and outstanding, and is owned directly, beneficially and of record by the Holding Company free and clear of any and all Liens, other than as set forth on Section 3.03(b) of the Company Disclosure Schedule. All such common stock has been duly authorized and is validly issued, fully paid and nonassessable and was not issued in violation of the preemptive rights of any Person.

(c)   Except for this Agreement, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, claims, subscriptions, convertible or exchangeable securities or other arrangements or agreements of any kind (contingent or otherwise) pursuant to which the Holding Company and/or the Company is or may become obligated to issue, sell, transfer, otherwise dispose of, register, purchase, return or redeem any stock or other securities of the Holding Company and/or the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other securities of the Holding Company and/or the Company, and no capital stock of the Holding Company and/or the Company is reserved for issuance for any purpose. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the capital stock or any other equity interest of the Holding Company and/or the Company, and neither the Holding Company nor the Company is a party to any agreement relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the capital stock or any other equity interest of the Holding Company and/or the Company.

3.04       Subsidiaries. The Holding Company has no Subsidiaries other than the Company. The Company has no Subsidiaries. Section 3.04 of the Company Disclosure Schedule sets forth any other equity interest or any interest which maybe convertible into any equity interest in any Person (other than the Companies) owned beneficially and of record by either of the Companies. The Companies have previously provided to Buyer true, correct and complete copies of any agreements relating to such interests.

3.05	Financial Statements.

(a)   The Companies have previously delivered to Buyer audited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) of the Companies for the fiscal year ended March 31, 2007 (the “Financial Statements”).

(b)   The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods referenced therein, (ii) have been prepared from, and are in accordance with, the books and records of the Companies, and (iii) present fairly, in all material respects, the financial position and the results of operations of the Companies (taken as a whole) as of the dates and for the periods indicated.

3.06       Absence of Undisclosed Liabilities. As of March 31, 2007, except as set forth in Section 3.06 of the Company Disclosure Schedule, the Companies have no Liabilities (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due) other than Liabilities (i) adequately reflected or reserved for in the Financial Statements, (ii) incurred since March 31, 2007 in the ordinary course of business consistent with past practice, or (iii) disclosed in this Agreement or the Company Disclosure Schedule, in all such cases which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.07	No Material Changes.

(a)   Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, since March 31, 2007, there has not been, with respect to the Companies, any change, event, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Since March 31, 2007, the Companies have not received any notice of termination of or intention not to renew any Contract, Lease or other agreement, the termination of non-renewal of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or suffered any damage, destruction or Loss, whether or not covered by insurance, that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)   Since March 31, 2007, except as set forth in Section 3.07(c) of the Company Disclosure Schedule, neither of the Companies has engaged in any transaction outside the ordinary course of business, including, without limitation, any of the following:

(i)           entered into, relinquished, terminated or effected a material modification of, any Contract or other right having a value of or involving aggregate payments in excess of $100,000;

(ii)          redeemed or acquired any of its capital stock or declared, set aside, or paid any dividend or distribution of any kind with respect to any of its shares of capital stock;

(iii)	amended its Certificate of Incorporation or By-Laws;

(iv)         made any increase in compensation, bonus or other benefits payable or to become payable to any employee, other than regularly scheduled increases in salary or wages in the ordinary course of business consistent with past practice;

(v)          granted any severance or termination pay or rights to any employee or increased the benefits payable under existing severance or termination pay policies or employment agreements;

(vi)         established, adopted, entered into, amended or terminated any Plan (other than as may be required by the terms of an existing Plan or as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code), or any new employment or consulting arrangement providing for annual compensation in excess of $100,000;

(vii)       adopted or changed any accounting method, policy or practice, or any depreciation or amortization policy or rate, except as required by GAAP;

(viii)      made any loan or advance of money or other property to any Person, other than for expense advances to employees consistent with past practice;

(ix)         acquired, sold, abandoned, leased, assigned or otherwise disposed of any assets, rights or properties except in the ordinary course of business consistent with past practice;

(x)          made any changes in its selling, distribution, advertising or promotion practices other than in the ordinary course of business consistent with past practice, or made any changes in its terms of sale or collection, purchase or payment practices;

(xi)         borrowed or guaranteed any amount, or incurred, assumed or become subject to, or paid or discharged any Liability, except for Liabilities incurred, paid or discharged in the ordinary course of business consistent with past practice;

(xii)       mortgaged, pledged or subjected any portion of its assets, rights or properties to any Lien (except for Permitted Liens);

(xiii)      entered into any partnership, joint venture or similar agreement;

(xiv)      written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practice;

(xv)        received any notice of any new labor union organizing activity, any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any material adverse change in its relations with any of its employees, agents, partners or other co-owners in any venture, customers, suppliers, consultants, subcontractors or independent contractors;

(xvi)      suffered any extraordinary Losses, waived any rights of material value, or settled or compromised any litigation;

(xvii)     issued, sold or transferred any of its (i) capital stock, other equity securities or securities containing equity features, or (ii) securities, options or other rights to acquire its capital stock, other equity securities or securities containing equity features;

(xviii)    entered into any agreement, arrangement or understanding to do any of the foregoing; or

(xix)      made, changed, or revoked any Tax election, filed any amended Tax Return, entered into any Tax closing agreement or settlement, consented to any Tax Claim or assessment, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes.

3.08	Tax Matters.

(a)   Except as set forth on Section 3.08(a) of the Company Disclosure Schedule, (i) each of the Companies has filed or caused to be filed in a timely manner (within any applicable extension periods) all U.S. federal income and other Tax Returns required to be filed by applicable Tax Laws, (ii) such Tax Returns were correct and complete in all material respects when filed, (iii) all material Taxes with respect to taxable periods covered by such Tax Returns, and all other Taxes for which each of the Companies is or might otherwise be liable have been timely paid in full or will be timely paid in full by the due date thereof and the Financial Statements reflect an adequate reserve for all Taxes payable by the Companies for all taxable periods and portions thereof through the date of such Financial Statements, and (iv) there are no material Liens for Taxes with respect to any of the assets or properties of either of the Companies.

(b)   No Tax Return of either of the Companies is to the knowledge of the Company under audit or examination by any Taxing Authority, and no notice of such an audit or examination has been received by the Companies in writing.

(c)   Since January 1, 1997: (i) Each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid or settled and (ii) no material issues relating to Taxes were raised by any relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

(d)   (i) No property of the Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (ii) neither of the Companies is a party to any lease made pursuant to Section 168(f)(8) of the Code as in effect prior to its repeal.

(e)   Except as set forth in Section 3.08(e) of the Company Disclosure Schedule, (i) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to the assessment of any Tax with respect to either of the Companies, (ii) neither of the Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of either of the Companies.

(f)   Each of the Companies has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state or local laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(g)   Each of the Companies has made available to Buyer for inspection true and complete copies of all Tax Returns relating to Taxes for all taxable periods for which the applicable statute of limitations for the assessment of any Tax has not yet expired.

(h)   Neither of the Companies is a “U.S. real property holding company” within the meaning of Section 897(c)(2) of the Code.

(i)   Neither of the Companies is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of any applicable Law) by reason of a change in accounting method, and no Taxing Authority has proposed any such adjustment or change in accounting method. Neither of the Companies will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including as a result of the installment method of accounting under Section 453 of the Code (or any similar provision of any applicable Law).

(j)   Neither of the Companies nor any Subsidiary has participated in any “listed transactions” described in Section 1.6011-4(b)(2) of the Treasury Regulations or any similar provision of any applicable Law.

(k)   Schedule 3.08(k) of the Company Disclosure Schedule contains a list of all jurisdictions to which any Tax is properly payable by the Companies.

(l)   Except as set forth in Section 3.08(l) of the Company Disclosure Schedule, neither of the Companies is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”. No amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either of the Companies, regardless of whether such Tax is imposed on either of the Companies.

(m)   Except as set forth in Section 3.08(m) of the Company Disclosure Schedule, no net operating loss carryforward, capital loss carryforward or similar Tax attribute is subject to a limitation under Section 382 or Section 383 of the Code or similar provision of applicable Tax Law.

3.09	Compliance with Laws.

(a)   The Companies and their operation of the Business as currently conducted are not in violation of any applicable Law, Order or other requirement of any Governmental or Regulatory Authority, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect. During the preceding five (5) years, except as set forth in Section 3.09(a) of the Company Disclosure Schedule, neither of the Companies has received notice of, and there has not been any citation, fine or penalty imposed against either of the Companies for, any such violation or alleged violation.

(b)   Without limiting the generality of Section 3.09(a) hereof, except as set forth in section 3.09(b) of the Company Disclosure Schedule:

(i)           the Companies have obtained and hold, and are in compliance with all Environmental Laws and Permits applicable to the Business, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)          no site currently owned, or to the Knowledge of the Company no site leased or used by the Companies (“Current Site”) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., is or, to the Knowledge of the Company, is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

(iii)        the Companies have not received any notice or entered into any written agreement with respect to any Current Site from or with any Governmental or Regulatory Authority that remains pending or outstanding alleging that the Companies are not in compliance with any Environmental Law except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iv)         there has been no Release of any Hazardous Materials at, from, in, to, on or under any Current Site or at any other property for which it is alleged the Companies are liable, and no Hazardous Materials are present in, on, about or, to the Knowledge of the Company, migrating to or from any Current Site that could reasonably be expected to give rise to an Environmental Claim against the Companies;

(v)          there are no pending or outstanding corrective actions requested or being conducted by any Governmental or Regulatory Authority for the investigation, remediation or cleanup of any Current Site, and there have been no such corrective actions within the last five (5) years, whether still pending or otherwise, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vi)         there are no outstanding past or pending, or to Knowledge of the Company threatened Environmental Claims against the Companies, and to the Knowledge of the Company there are no facts or circumstances relating to any Current

Site that could reasonably be expected to form the basis for any Environmental Claim against the Companies except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vii)       the Companies have not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Materials to any off-site location from any Current Site that could reasonably be expected to result in an Environmental Claim against the Companies except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii)      to the Knowledge of the Company, there are no (1) underground storage tanks, active or abandoned, (2) polychlorinated biphenyl containing equipment, or (3) asbestos containing material at any Current Site;

(ix)         since January 1, 1997, there have been no environmental investigations, studies, audits, tests, reviews or other analysis (which have been reduced to writing) conducted by, on behalf of, and which are otherwise in the possession of the Companies with respect to any Current Site or any transportation, handling or disposal of any Hazardous Material which have not been delivered to or made available to Buyer prior to execution of this Agreement; and

(x)          to the Knowledge of the Company, the representations set forth in subsections (i) through (ix) above with respect to all Current Sites are true and correct with respect to all sites not currently owned, leased or used by the Companies (including any predecessor(s) thereof) but for which the Companies would be liable for contribution or otherwise pursuant to any Environmental Law.

3.10       No Breach. The execution, delivery and performance of this Agreement by the Companies and the performance by the Companies of their obligations under this Agreement, and the consummation by the Companies of the Merger and the other transactions contemplated hereby, will not (i) conflict with, violate or result in the breach of any provision of the Certificate of Incorporation or the By-Laws of either of the Companies; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or result in any liability or obligation under, or otherwise give any other contracting party (other than either of the Companies) the right to terminate, cancel or accelerate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which either of the Companies is a party or is subject or by which either of the Companies assets thereof is bound; (iii) conflict with or result in a violation or breach of any material Permit, Law or Order applicable to either of the Companies; or (iv) give rise to a right of termination, modification, cancellation or acceleration of any obligation or Loss of a benefit under, require any consent under, entitle any party to exercise any right of first refusal, first offer, preemptive right or other option right under or result in the creation of any Lien or other encumbrance on the assets, properties or securities of either of the Companies, except for such conflict, violation or breach under clauses (ii) or (iv) that would not, individually or in the aggregate, have a Material Adverse Effect.

3.11       Governmental Approvals and Filings. Section 3.11 of the Company Disclosure Schedule contains a true, complete and accurate list of each consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Companies, that is required in connection with the execution, delivery and performance of this Agreement, the Merger or the consummation of the transactions contemplated hereby.

3.12       Actions and Proceedings. Except as set forth in Section 3.12 of the Company Disclosure Schedule: (a) there are no outstanding Orders against either of the Companies or any of their respective material assets or properties; (b) there are no actions, suits, arbitrations, grievances, investigations or claims or legal, administrative proceedings pending or, to the Knowledge of the Company, threatened against either of the Companies or any of their respective material assets or properties; and (c) to the Knowledge of the Company, there is no fact, event or circumstance that was or is now in existence that reasonably could be expected to give rise to any action with respect thereto, except for such action which would not, individually or in the aggregate, have a Material Adverse Effect.

3.13       Contracts and Other Agreements. Section 3.13 of the Company Disclosure Schedule contains a true, complete and accurate list of all of the following Contracts to which either of the Companies is a party or by which any of their assets or properties are bound:

(a)   Contracts for the purchase or sale of services, materials, products or supplies which involve aggregate payments by the Companies of more than $100,000 for each such Contract or involve aggregate payments to the Companies of more than $100,000 for each such Contract;

(b)   Contracts providing for stock or other equity options or stock or other equity purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any officer, consultant, director or employee of either of the Companies, other than pursuant to the Plans;

(c)   Contracts for construction or for the purchase, acquisition, sale or other disposition of (or right to acquire, sell or otherwise dispose of) real estate, improvements, fixtures, equipment, machinery and other items which under GAAP constitute capital expenditures and involve aggregate payments by the Companies in excess of $50,000;

(d)   Contracts under which either of the Companies is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $50,000;

(e)   Contracts under which either of the Companies is the lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(f)   Contracts relating in any way to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the property or assets of either of the Companies;

(g)   Guaranties of any obligation for borrowed money or other guaranty or surety or other Contract wherein either of the Companies have agreed to be contingently or secondarily liable for the obligation of any Person;

(h)   Contracts restricting either of the Companies or any of their respective executive officers from engaging in any line of business or competing with any Person or entity or in any geographical area, or from using or disclosing any information in its possession;

(i)   Contracts with respect to Proprietary Rights;

(j)   Contracts providing for joint venture or collaboration agreements or other agreements involving a sharing of profits, revenue, cash flow or expenses of either of the Companies;

(k)   Contracts with any employee which are not terminable at will, without obligation, by either of the Companies;

(l)   Collective bargaining or other Contracts with any labor union;

(m)   Contracts pursuant to which either of the Companies is obligated to provide indemnification obligations;

(n)   Contracts with respect to any completed or pending business acquisition, investment or disposition by the Companies since January 1, 2002;

(o)   Contracts between the Companies, on the one hand, and any of the Principal Stockholders or any of their Affiliates, on the other hand; and

(p)   Contracts containing a provision involving a change of control of the Companies or requiring the consent of a third party to such change of control.

True and complete copies of all Contracts (and all amendments, waivers (except with respect to subsections (a) and (c), which are limited to written waivers) or other modifications thereto) set forth in Section 3.13 of the Company Disclosure Schedule have been furnished to Buyer. Each of such Contracts is valid, in full force and effect, and binding upon the Companies, as the case may be, and, to the Knowledge of the Company, are binding upon the other parties thereto in accordance with their terms (subject in each case to the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting creditors’ rights). None of the Companies, nor, to the Knowledge of the Company, any other party to any such Contract is or is alleged to be in default under the terms thereof, nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, no notice to or consent or approval of any party to a Contract is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents or approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

Without limiting the generality of Section 3.13, following the Effective Time, the Company shall continue to have all of the rights it currently possesses under that certain Stock Purchase Agreement by and between R.A.B. Holdings and McKesson Corporation, dated as of February 21, 1997, with respect to indemnification against McKesson Corporation for Environmental Claims.

3.14       Bank Accounts and Powers of Attorney. Section 3.14 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Companies, lists the respective signatories therefore and lists the names of all Persons holding a power of attorney from the Companies, together with a summary of the terms of any such power of attorney.

3.15	Real Property.

(a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete description of all real estate and improvements owned by the Companies (the “Real Estate”). Except as set forth in Section 3.15(a) of the Company Disclosure Schedule:

(i)           The Companies have valid title to the Real Estate, free and clear of any Liens except for Permitted Liens, and such Permitted Liens do not impair the current use and occupancy of the Real Estate as a warehousing and distribution facility (the “Intended Uses”);

(ii)          there are no (1) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the Real Estate or any portion thereof, (2) pending or, to the Knowledge of the Company, threatened actions, suits, arbitrations, grievances, investigations or claims relating to the Real Estate or any portion thereof, or (3) to the Knowledge of the Company, other matters which may have a Material Adverse Effect on the Intended Uses and/or occupancy of the Real Estate or any portion thereof;

(iii)        the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and are not in violation of zoning laws, the violation of which may interfere with the Intended Uses;

(iv)         there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Estate;

(v)          there are no outstanding options or rights of first refusal to purchase the Real Estate, or any portion thereof or interest therein;

(vi)         all facilities located on the Real Estate are supplied with utilities and other services necessary for the current operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are reasonably adequate for the Intended Uses and in accordance with all applicable Laws;

(vii)       the Companies have not received notice of, and to the Knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Estate;

(viii)      the improvements constructed on the Real Estate are in all material respects in good condition and all mechanical and utility systems servicing such improvements are in all material respects in good condition and proper working order, free of material defects, in each case ordinary wear and tear excepted; and

(ix)         the Companies have not received notice of any requirement of any insurance carrier requiring any modifications or work to be performed on the Real Estate as a condition to the maintenance or renewal of any policies or insurance in respect of the Real Estate.

(b)   A true and complete copy of each real property lease to which either of the Companies is a party (and any amendments or supplements thereto), including summaries of any oral lease (each, a “Lease”) has been delivered to Buyer and each such Lease is listed in Section 3.15(b) of the Company Disclosure Schedule.

(c)   Except as disclosed in Section 3.15(c) of the Company Disclosure Schedule, with respect to each Lease: (i) such Lease is legal, binding, enforceable by the Companies and in full force and effect; (ii) subject in all instances to its terms, conditions, and provisions and the operation of law, such Lease will continue to be legal, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby; (iii) to the Knowledge of the Company, the Companies are not in breach or default under any such Lease, and to the Knowledge of the Company, no other party to such Lease is in material breach or material default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or material default by the Companies or, to the Knowledge of the Company, any other party thereto, or permit termination, modification or acceleration by the lessor thereunder; (iv) there are no material disputes with respect to any such Lease; (v) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; and (vi) to the Knowledge of the Company, all real property subject to such Lease has received all approvals of governmental and regulatory authorities required to be obtained by the Companies in connection with the Companies’ operation thereof and, solely with respect to the premises demised unto the Companies by such Lease, such leased premises have been operated by the Companies in all material respects in accordance with applicable Laws.

3.16       Tangible Personal Property. Section 3.16 of the Company Disclosure Schedule contains a true, correct and complete list of all tangible personal property of the Companies which has an individual net book value as of August 31, 2007, in excess of $15,000. The Companies are in possession of and have valid title to, or have valid leasehold interests in or valid rights to use, all tangible personal property which (a) is used in and individually or in the aggregate with other such property is material to the Business and (b) is reflected on the Financial Statements. All such tangible personal property is in all material respects in good working order and condition, ordinary wear and tear excepted.

3.17       Intellectual Property. Section 3.17 of the Company Disclosure Schedule lists (a) each patent, trademark, service mark, trade name, assumed name, brand names, fictitious names, registered copyright, software and any other material intellectual property right owned by the Companies, (b) all licenses to third Persons with respect to any of the foregoing, and (c) any pending applications to register or registrations of any of the foregoing (collectively, the “Intellectual Property Rights”). The Companies have provided or made available to Buyer correct and complete copies of all registrations, licenses, agreements, and other written documentation related to, or evidencing the Companies’ ownership or right to use, the Intellectual Property Rights. Except as set forth in Section 3.17 of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the Companies possess all right, title and interest in and to, or a valid and enforceable license to use the Intellectual Property Rights, free and clear of any Liens other than the Permitted Liens; (ii) the legality, validity, enforceability, ownership, or use of the Intellectual Property Rights by the Companies has not been, nor to the Knowledge of the Company is currently being challenged, interfered with, or infringed upon, and to the Knowledge of the Company, it is not subject to any such challenge; (iii) the Companies have taken all reasonably necessary action to maintain and protect their rights in the Intellectual Property Rights and will continue to take such action prior to the Closing; (iv) to the Knowledge of the Company, the Companies’ rights in the Intellectual Property Rights have not, and the Companies have not, interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of any third party; and (v) the Companies’ rights in the Intellectual Property Rights will be owned or available for use from and after the Closing on identical terms and conditions as are applicable to the Companies prior to the Closing, and the transactions contemplated by this Agreement will not give rise to any Lien on Buyer’s rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property Rights transferred at the Closing, excluding post-Closing Liens incurred by Buyer. The Companies do not license any Intellectual Property Rights from any third party.

3.18	Employee Benefit Plans.

(a)   Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list of all Plans, with a description of any unwritten Plans. Prior to the date of this Agreement, the Companies have provided to the Buyer or made available to the Buyer true and complete copies of (i) each Plan (including amendments since the most recent restatement); (ii) the annual reports (including Form 5500s and attached schedules) required to be filed with the IRS or the Department of Labor with respect to each Plan for the past three years; (iii) the most recent determination letter issued to, or opinion letter or ruling issued with respect to, each Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such Plans; (iv) copies of confirmations that each Plan that is intended to be qualified under Section 401(a) of the Code satisfied applicable nondiscrimination tests in each of the plan years for the past three years; (v) the most recent summary plan description (and any summaries of material modifications since the most recent summary plan description) for each Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Plan whether or not required to provide a summary plan description; (vi) all personnel, payroll and employment manuals and policies; (vii) each trust agreement, recordkeeping or other third-party agreement, insurance and group annuity Contract relating to any Plan; (viii) all notices that were given by the Companies or any of its ERISA Affiliates or any Plan to the IRS, the Department of Labor or any other Governmental or Regulatory Authority relating to a Plan; and (ix) all notices that were given by the IRS, the Department of Labor or any other Governmental or Regulatory Authority to the Companies or any of its ERISA Affiliates relating to any Plan.

(b)   Each Plan that is intended to be qualified and exempt from federal income Taxes under Sections 401(a), 401(f) and 403(a) of the Code, respectively, has received a determination letter from the IRS to the effect that such Plan is so qualified and that its related trust (if applicable) is exempt from federal income Taxes under Section 501(a) of the Code. Each such determination letter (or a prior determination for the Plan) covers “GUST,” as defined in footnote 2 of IRS Notice 2003-49, 2003-32 I.R.B. (July 8, 2002). To the Knowledge of the Company, no event has occurred since any such determination letter or opinion letter was issued that could make the letter ineffective or otherwise jeopardize the tax-qualified status of any tax-qualified plan or otherwise cause the imposition of material liability, penalty or tax against the Companies or any ERISA Affiliate. With respect to any change not covered by a determination letter (including amendments related to the Economic Growth and Tax Relief Reconciliation Act of 2001, other changes in the law and any discretionary amendments), timely interim amendments (within the meaning of Rev. Proc. 2005-66, 2005-37 I.R.B. 509 (Aug. 26, 2005)) have been adopted and the remedial amendment period (within the meaning of 26 CFR § 1.401(b)-1(d), as modified by Rev. Proc. 2005-66) will not expire within 60 days after the Closing Date. Each Plan intended to satisfy the requirements of Section 125 of the Code satisfies such requirements in all material respects.

(c)   Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, no Plan is or has ever been the successor or transferee of a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to each such Multiemployer Plan listed (i) there has never been a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, by either of the Companies or any ERISA Affiliates, (ii) the Plan has never asserted that there has been a “complete withdrawal” or a “partial withdrawal,” as such events are respectively determined under Sections 4203 and 4205 of ERISA, by the Companies or any ERISA Affiliate, (iii) to the Knowledge of the Company, no event has occurred that, alone or with the passage of time, presents a material risk of a “complete or partial withdrawal” (as such terms are respectively determined under Section 4203 and 4205 of ERISA) with respect to the Companies or any of ERISA Affiliates, (iv) neither the Companies nor any ERISA Affiliate is delinquent in making any contribution required to be made to each such plan, (v) there is no pending dispute between the Plan and the Companies or any ERISA Affiliate, and (vi) if the Companies and/or ERISA Affiliate completely withdrew from such Plan (as determined under Section 4203 of ERISA on the date hereof, there would be no basis for that plan to assess against the Companies or any ERISA Affiliate any amount of withdrawal liability.

(d)   Neither the Companies nor any ERISA Affiliate has ever established, maintained or contributed to, had any obligation to maintain or contribute to or had any liability with respect to any “voluntary employees’ beneficiary association” (within the meaning of section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any “welfare benefit fund” described in Section 419(e) of the Code. Section 3.18(d) of the Company Disclosure Schedule lists all Plans that are insured.

(e)   All assets of each Plan consist of cash or actively traded securities.

(f)   Except as set forth in Section 3.18(f) of the Company Disclosure Schedule or except to the extent required by COBRA, neither the Companies nor any Affiliate has offered or become obligated to provide post-termination health, life insurance or other welfare benefits.

(g)   Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, each Plan is, has been, and as of the Closing Date will be, operated and administered in accordance with its terms and in material compliance with applicable Law (including ERISA, the Code and applicable state Laws).

(h)   Section 3.18(h) of the Company Disclosure Schedule lists each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Each such Plan has been, and will be until the Closing, operated in accordance with, and has been amended to comply with, Section 409A of the Code and the regulations issued with respect thereto, with the intent to avoid the adverse tax consequences described therein. The Companies do not have any obligations to any employee with respect to any Tax that may be imposed under Section 409A of the Code.

(i)   Neither the Companies nor any ERISA Affiliate has breached any fiduciary duty with respect to any Plan, and neither the Companies nor any ERISA Affiliate has any material liability or exposure to material liability in connection with any acts taken (or failed to be taken) with respect to investment of the assets or administration of any Plan. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached a fiduciary duty with respect to any Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the investment of the assets or administration of any Plan. Neither the Companies nor any ERISA Affiliate has engaged in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and, to the Knowledge of the Company, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan (without regard to whether an exemption is available).

(j)   All contributions to and payments from the Plans that have been required to be made in accordance with the terms of the Plans and applicable Laws have been timely made. All such contributions to and payments from the Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code for any period ending before the Closing Date that have not been or become required to be made, will be properly accrued and reflected on the Financial Statements. Any reserves reflected in the Financial Statements for the obligations of the Companies and any ERISA Affiliate under all Plans are adequate and were determined in accordance with GAAP. All filings and payments required to be made before the Closing Date with or to the IRS, the Department of Labor or any Governmental or Regulatory Authority with respect to all Plans will, before the Closing Date, have been made, and all obligations to present and former participants that each Plan will be required to satisfy by the Closing Date will, before the Closing Date, have been satisfied.

(k)   Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, there are no actual or, to the Knowledge of the Company, threatened, claims (or facts that would be reasonably expected to give rise to a claim) against, or legal or regulatory proceedings (including investigations, audits or voluntary compliance resolution or closing agreement program proceedings) involving, any Plan. Neither the Companies nor any ERISA Affiliate has any liability to the IRS or any other Governmental or Regulatory Authority with respect to any Plan, including any liability imposed under chapter 43 of the Code.

(l)   Except as required under Section 204(g) of ERISA and Section 411(d)(6) of the Code, each Plan may be discontinued or terminated on or after the Closing Date without imposing liability on the Companies, any ERISA Affiliate, the Buyer or any of its Affiliates or such Plan.

(m)   Except as set forth in Section 3.18(m) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will directly or indirectly (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Plan, (ii)  increase the amount of any benefits (including severance, deferred compensation and equity benefits) that would be payable under any Plan if the transactions contemplated hereby had not occurred, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No benefit that is or may become payable by any Plan as a result of, or in connection with, the transactions contemplated by this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(n)   Neither the Companies nor any ERISA Affiliate has a formal plan, commitment or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Plan or modify or change any existing Plan in a manner that would affect any Employee. No events have occurred or are expected to occur with respect to any Plan that would cause a material change in the cost of providing the benefits under the Plan.

(o)   There are no claims against the Companies for eligibility to participate in any Plans by any individual who has been classified by the Companies as other than a common law employee (such as an independent contractor, leased employee or consultant), and there are no facts that would be reasonably expected to give rise to such a claim if any individual so classified is subsequently reclassified (whether by the Companies, a Governmental or Regulatory Authority or otherwise) as an employee of the Companies. No employee of the Companies is a “leased employee” within the meaning of Section 414(n) of the Code.

3.19	Employees.
(a)	The Holding Company has no employees, other than its executive officers.

(b)   Section 3.19(b) of the Company Disclosure Schedule sets forth a complete list as of September 27, 2007, of the name of each employee of the Company, including each such employee who, as of such date, is on any approved leave of absence for any reason (including short-term disability), current job title, base salary, commissions, accrued vacation/sick/personal time and termination obligations. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

(c)   The Company has not mischaracterized any employee as an independent contractor, nor has the Company failed to pay any employee any overtime compensation as required by Law.

(d)   Except as set forth in Section 3.19(d) of the Company Disclosure Schedule:  (i) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any employees; (ii) the Company is not a party to any employment agreement or consulting agreement with any Person or entity (true, correct and complete copies of all such contracts have previously been provided to the Buyer); (iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against or otherwise affecting the Company; (iv) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect or, to the Knowledge of the Company, threatened against or otherwise affecting the Company; (v) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental or Regulatory Authority relating to employees or employment practices; and (vi) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date (it being understood that Buyer’s termination of employees after Closing shall not be deemed to have arisen as a result of the transactions contemplated hereunder).

3.20	Insurance.

(a)          Section 3.20 of the Company Disclosure Schedule sets forth a list of all insurance policies held by or on behalf of the Companies. Such policies are valid, enforceable, existing and binding and in full force and effect, to the Knowledge of the Company are adequate for the Business engaged in by the Companies, and are in material conformity with the requirements of all Contracts to which the Companies are a party. All premiums with respect to such policies that are due prior to the Closing Date have been paid. The Companies are not in default with respect to any provision contained in any such policy nor have the Companies failed to give any notice or present any claim under any such policy in due and timely fashion. There are no outstanding unpaid claims under any such policy. The Companies have not received notice of cancellation or non-renewal of any such policy.

(b)          Following the consummation of the Merger, the Companies shall continue to be entitled to make claims under those insurance policies listed on Section 3.20 of the Company Disclosure Schedule for which claims are permitted to be made on an “occurrence” basis and which occurred prior to the Effective Time.

3.21       Permits. The Companies possess all material Permits necessary to own or hold under lease and operate their assets and to conduct the Business as currently conducted. Section 3.21 of the Company Disclosure Schedule sets forth all material Permits issued or granted to the Companies. Except as set forth in Section 3.21 of the Company Disclosure Schedule, (i) all such Permits are validly held by the Companies in their own name, and the Companies have complied in all material respects with all terms and conditions thereof; (ii) neither of the Companies has received notice of any legal proceeding relating to the revocation or modification of any such Permits; and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.22	[Intentionally Omitted]

3.23       Indebtedness. Except as set forth in Section 3.23 of the Company Disclosure Schedule, the Companies have no Indebtedness.

3.24       No Material Shared Assets or Services. Except as set forth in Section 3.24 of the Company Disclosure Schedule, there is no material asset, tangible or intangible, or service, including Contract rights or Intellectual Property Rights, reasonably necessary for the conduct of the Business as it is presently conducted or proposed to be conducted, the use of which is shared by the Companies with any other Person.

3.25       Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, none of the Principal Stockholders nor any officer, director or Affiliate of the Companies, or any immediate family member of any of the foregoing Persons:

(a)   has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Business;

(b)   owns (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that currently (i) has business dealings or a material financial interest in any transaction with the Companies, or (ii) is engaged in competition with the Companies with respect to the Business, except for ownership (of record or as a beneficial owner) of less than two percent of the outstanding capital stock of any such Person that is publicly traded on any national stock exchange or the over-the-counter market; or

(c)   is a party to any Contract with, or has any claim or right against, the Companies.

3.26       Absence of Claims Against the Companies. Except as set forth in Section 3.26 of the Company Disclosure Schedule, none of the Principal Stockholders has any claims against the Companies.

3.27       Third Party Consents. Section 3.27 of the Company Disclosure Schedule sets forth all third-party consents (or in lieu thereof waivers), including, without limitation, all consents required by any Governmental or Regulatory Authority, required in connection with the consummation of the transactions contemplated hereby.

3.28       Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of either of the Companies in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with either of the Companies.

3.29       Disclosure. The representations and warranties and statements of the Companies contained in this Agreement and the statements contained in the Financial Statements, the Company Disclosure Schedule, and any certificate or other agreement furnished or to be furnished by the Companies to Buyer or any of its Representatives pursuant to the provisions of this Agreement, do not contain, and will not contain at the Closing, any untrue statement of a material fact, and do not omit, and will not omit at the Closing, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule attached hereto and incorporated herein (the “Buyer Disclosure Schedule”), Buyer represents and warrants to each of the Companies, as of the date hereof, as follows:

4.01       Organization and Qualification. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

4.02       Authority to Execute and Perform Agreement. Each of Buyer and Merger Sub has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and Merger Sub and all other requisite action. No other action (corporate or otherwise) on the part of Buyer or Merger Sub is necessary to consummate, execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, except as such enforcement may be limited by the foregoing, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).

4.03       Compliance with Laws. Neither Buyer nor Merger Sub is in violation of any applicable Law, Order or other requirement of any Governmental or Regulatory Authority or any Contract, except for violations that would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer or Merger Sub to execute, deliver and perform this Agreement and consummate the Merger and the other transactions contemplated hereby.

4.04       No Breach. The execution, delivery and performance of this Agreement by Buyer and Merger Sub, the performance by Buyer and Merger Sub of their respective obligations under this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with, violate or result in the breach of any provision of the Certificate of Incorporation or By-Laws of Buyer; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or result in any liability or obligation under, or otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which Buyer or Merger Sub is a party or is subject or by which Buyer or Merger Sub or any of their respective assets are bound; or (iii) conflict with or result in a violation or breach of any Permit, Law or Order applicable to Buyer or Merger Sub, excluding from the foregoing clauses (ii) and (iii) any exceptions to the foregoing that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Merger or the other transactions contemplated hereby.

4.05       Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Buyer or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or Merger Sub.

4.06       Approvals and Filings. Section 4.06 of the Buyer Disclosure Schedule contains a true, complete and accurate list of each consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other third party on the part of Buyer or Merger Sub that is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.07       Disclosure. The representations and warranties and statements of Buyer contained in this Agreement and the statements contained in the Buyer Disclosure Schedule, and any certificate or other agreement furnished or to be furnished by Buyer to the Companies or any of their Representatives pursuant to the provisions of this Agreement, do not contain, and will not contain at the Closing, any untrue statement of a material fact, and do not omit, and will not omit at the Closing, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE COMPANIES

Each of the Companies covenants and agrees with Buyer and Merger Sub that, from and after the date hereof until the Closing, each of the Companies shall comply with all covenants and provisions of this Article V, except as may be necessary to comply with applicable Law or any applicable Order or to the extent Buyer may otherwise consent in writing, which consent shall not be unreasonably withheld or delayed.

5.01       Regulatory and Other Approvals. From and after the date hereof until the Closing, each of the Companies shall use all commercially reasonable efforts to (i) execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated hereby; and (ii) obtain as promptly as possible all authorizations, consents, Orders and approvals of all Governmental or Regulatory

Authorities or other Persons that may be or become necessary for the performance of such party’s obligations pursuant to this Agreement. If, in order to properly prepare documents required to be filed with a Governmental or Regulatory Authority or its financial statements, it is necessary that Buyer or Merger Sub be furnished with additional information relating to the Companies, the Companies agree to furnish such information in a timely manner to Buyer or Merger Sub, subject to the Confidentiality Agreement.

5.02       Corporate Examinations and Investigations. From the date hereof through the Closing, Buyer shall be entitled, at its own cost and expense, through its employees and Representatives, to have such access to the assets, properties, business, books, records and operations of the Companies as Buyer shall reasonably request in writing in connection with Buyer’s investigation of the Companies with respect to this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted during regular business hours, upon reasonable prior notice to the Companies and in a manner that is not disruptive to the day-to-day operations of either of the Companies. In order that Buyer may have full opportunity to make such investigation, the Companies to furnish to the Representatives of Buyer during such period all such information and copies of such documents concerning the affairs of the Companies as such Representatives may reasonably request in writing and cause the Companies’ officers, employees, consultants, agents, accountants and attorneys to cooperate with such Representatives in connection with such investigation. The information and documents obtained by the Buyer pursuant to this Section 5.02 shall be subject to, and held in strict accordance with, the Confidentiality Agreement.

5.03	Conduct of Business.

(a)   Except as otherwise contemplated herein, or as may be required to comply with applicable Law, during the period from the date hereof to the Closing, the Companies shall:

(i)           maintain the existence of the Companies, preserve intact their business organizations and maintain the rights, privileges and franchises desirable in the normal conduct of the Business, consistent with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

(ii)          keep in full force and effect all material insurance policies (or replace such policies with comparable policies), including the maintenance of coverage amounts not less than those in effect at the date of this Agreement;

(iii)         preserve the Business, advertise, promote and market their services and preserve the goodwill and relationships with all key customers, suppliers, licensors, licensees, distributors, creditors and any other Person having material business dealings with the Companies consistent with past practice;

(iv)         maintain all physical properties, equipment and similar assets in the same state of repair, order and condition as they were on the date of this Agreement, reasonable wear and tear excepted;

(v)          preserve and protect the Intellectual Property Rights consistent with past practice;

(vi)         conduct the Business in the ordinary course consistent with past practice;

(vii)       maintain the existing assets of the Business in the ordinary course consistent with past practice;

(viii)      pay and discharge the debts of the Companies as they become due in the ordinary course of business;

(ix)         pay the payables of the Companies in the ordinary course consistent with past practice, and collect the Receivables of the Companies in the ordinary course consistent with past practice; and

(x)          maintain sufficient cash on hand to operate the Business in the ordinary course consistent with past practice.

(b)   Except as otherwise contemplated herein, during the period from the date hereof until the Closing, the Companies shall not, without the prior written consent of Buyer:

(i)           authorize, issue, repurchase, redeem, transfer or sell any equity interests or securities containing equity features, including, without limitation, any securities convertible into or exercisable or exchangeable for, or options with respect to, warrants to purchase or rights to subscribe for or otherwise acquire any equity interests, other than repurchases of common stock from employees who leave the employ of the Company and pursuant to a shareholder agreement in existence as of the date of this Agreement;

(ii)          adopt a plan of liquidation or authorize or effect any recapitalization, reclassification, dividend, membership interest split or like change in capitalization;

(iii)         amend the Certificate of Incorporation or By-Laws of either of the Companies;

(iv)         declare or pay any dividend on, or make any other distribution with respect to, any equity interests, other than distributions to Holding Company consistent with past practice;

(v)          acquire (whether by merger, consolidation, recapitalization or otherwise) the shares of capital stock or any other equity interest in, or a substantial portion of the assets of, any Person and/or any division or business thereof, or otherwise acquire any assets (other than inventory in the ordinary course of business consistent with past practice) in any amount, individually or in the aggregate, that is material to the Companies;

(vi)         incur any Indebtedness or otherwise become responsible for the obligations of, or make any loans or advances of any money or other property to, any other Person including, without limitation, to any employee (except travel or similar advances in the ordinary course of business);

(vii)       waive or release any rights of material value, or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(viii)      settle or compromise any material lawsuit, proceeding or action, excluding that action in the United States District Court for the Southern District of New York, entitled SWB New England, Inc. v. R.A.B. Food Group, LLC, Millbrook Distribution Services, Inc. and Bruce Leeds, Case No. 06 CV 15257;

(ix)         (A) modify, amend, terminate or assign any material Contract or Lease or (B) waive, release, relinquish or assign any of the material rights of the Companies under such Contract or Lease;

(x)          sell, assign, license, lease, or otherwise dispose of any assets, rights or properties which are material, individually or in the aggregate, to the Companies, except for sales of inventory in the ordinary course consistent with past practice;

(xi)         mortgage, pledge or otherwise encumber or subject to a Lien any of the Companies’ properties or assets, except for Permitted Liens;

(xii)       enter into any agreement or arrangement with either of the Principal Stockholders or any of their Affiliates;

(xiii)      make any changes in any accounting method, principle or practice other than those required by GAAP;

(xiv)      make, change, or revoke any Tax elections, change any annual accounting period or adopt or change any accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle or consent to any Tax Claim or assessment, incur any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course consistent with past practice or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(xv)        accelerate the delivery or sale of products or services, or offer discounts or price protection on the sale of products or services, except in the ordinary course consistent with past practice;

(xvi)      agree or make a commitment, whether in writing or otherwise, to do any of the foregoing;

(xvii) increase the compensation, bonuses or fringe benefits of any employee or grant any severance pay to any employee (except for increases in salary or wages in the ordinary course consistent with past practice or the payment of accrued or earned but unpaid bonuses or severance in the ordinary course consistent with past practice);

(xviii) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement;

(xix) grant any equity or equity-based awards;

(xxi) enter into or amend any collective bargaining agreement; or

(xxii) hire any employee except for non-management employees hired “at will” in the ordinary course consistent with past practice who would not be entitled to annual compensation of $75,000 or more.

(c)   Neither of the Companies will grant, or permit to exist, any Lien on any of the capital stock of either of the Companies other than the Lien in favor of the Company’s senior lender pursuant to the Credit Agreement.

5.04       Notification. From the date hereof until the Closing Date, the Companies shall disclose to Buyer in writing in reasonable detail any material variances from the representations and warranties contained in Article III, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by either of the Companies, promptly upon discovery thereof. Such disclosure shall not be deemed to amend or supplement the schedules delivered on the date hereof or cure any misrepresentation or breach. The Companies shall give prompt notice to Buyer of any event or circumstance known to either of the Companies that could prevent or delay the consummation of the Merger or the other transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions or agreements of any party to this Agreement other than Buyer.

Should any such fact or condition reported in such written notice occur after the date of this Agreement and require any change in the Company Disclosure Schedule as if such Company Disclosure Schedule were dated the date of the occurrence of any such fact or condition, then the Companies shall promptly deliver to Buyer a supplement to the appropriate Company Disclosure Schedule specifying such change. Buyer shall be entitled to reject any of the supplemental disclosures made pursuant to this Section 5.04 in asserting that the condition to Closing set forth in Section 8.01 has not been satisfied. If Buyer fails to reject the supplemental disclosure in the Company Disclosure Schedule in writing within ten (10) Business Days following Buyer’s receipt thereof, or if Buyer elects to close despite such supplemental disclosures, then the supplemental disclosures shall be deemed accepted by Buyer, the condition to Closing set forth in Section 8.01 shall be deemed satisfied and the disclosure relative to the Companies’ representations and warranties shall be deemed modified and supplemented by such updated Company Disclosure Schedule for purposes of Article XI hereof; provided, however, that no such supplemental disclosure or update of the Company Disclosure Schedule shall be permitted within ten (10) Business Days of the Closing Date.

ARTICLE VI

COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees with the Companies that, from and after the date hereof until the Closing, Buyer shall comply with all covenants and provisions of this Article VI, except as may be necessary to comply with applicable Law or any applicable Order or to the extent the Companies may otherwise consent in writing.

6.01	Regulatory and Other Approvals.

(a)   From and after the date hereof until the Closing, Buyer shall use all commercially reasonable efforts to (i) execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated hereby; (ii) take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Merger and the other transactions contemplated hereby; and (iii) obtain as promptly as possible all authorizations, consents, Orders and approvals of all Governmental or Regulatory Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement. Buyer shall cooperate fully with the Companies in promptly seeking to obtain all such authorizations, consents, Orders and approvals and shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

(b)   If, in order to properly prepare documents required to be filed with a Governmental or Regulatory Authority or its financial statements, it is necessary that the Companies be furnished with additional information relating to Buyer, and such information is in the possession of Buyer, then Buyer agrees to furnish such information in a timely manner to the Companies.

6.02       Notification. From the date hereof until the Closing Date, Buyer shall disclose to the Stockholders’ Representative in writing in reasonable detail any material variances from the representations and warranties contained in Article IV, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Buyer, promptly upon discovery thereof. Such disclosure shall not be deemed to amend or supplement the schedules delivered on the date hereof or cure any misrepresentation or breach. Buyer shall give prompt notice to the Stockholders’ Representative of any event or circumstance known to Buyer that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions or agreements of any party to this Agreement other than the Companies.

Should any such fact or condition reported in such written notice occur after the date of this Agreement and require any change in the Buyer Disclosure Schedule as if such Buyer Disclosure Schedule were dated the date of the occurrence of any such fact or condition, then Buyer shall promptly deliver to the Stockholders’ Representative a supplement to the appropriate Buyer Disclosure Schedule specifying such change. The Stockholders’ Representative shall be entitled to reject any of the supplemental disclosures made pursuant to this Section 6.02 in asserting that the condition to Closing set forth in Section 9.01 has not been satisfied. If the Stockholders’ Representative fails to reject the supplemental disclosure in the Buyer Disclosure Schedule in writing within ten (10) Business Days following the Stockholders’ Representative’s receipt thereof, or if the Stockholders’ Representative elects to close despite such supplemental disclosures, then the supplemental disclosures shall be deemed accepted by the Stockholders’ Representative, the condition to Closing set forth in Section 9.01 shall be deemed satisfied and the disclosure relative to Buyer’s representations and warranties shall be deemed modified and supplemented by such updated Buyer Disclosure Schedule for purposes of Article XI hereof; provided, however, that no such supplemental disclosure or update of the Buyer Disclosure Schedule shall be permitted within ten (10) Business Days of the Closing Date.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01       HSR Act. To the extent required by the HSR Act, Buyer and the Companies shall each (i) file or cause to be filed, as promptly as practicable after the execution of this Agreement, with the United States Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning this Agreement, the Merger and the other transactions contemplated hereby, and (ii) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement, the Merger and the other transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution of this Agreement. Buyer and the Companies shall each agree to request, and to cooperate with each other in requesting, early termination of any applicable waiting period under the HSR Act. Buyer and the Companies shall each share equally the filing fees payable in connection with the filings required by the HSR Act.

7.02       Further Assurances; Post-Closing Cooperation.

(a)	From and after the Closing:

(i)           each of the parties shall execute such documents, further instruments of transfer and assignment and other instruments and take such further actions as may be reasonably requested by the other parties hereto in writing or desirable to carry out the provisions hereof and the transactions contemplated hereby; and

(ii)           each party shall afford the other parties, their counsel and their accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (A) Tax matters, (B) the determination or enforcement of rights and obligations under this Agreement, (C) compliance with the requirements of any Governmental or Regulatory Authority, (D) the determination or enforcement of the rights and obligations of any Indemnified Party, or (E) any actual or threatened action, suit, proceeding, arbitration against, or investigation by any Governmental or Regulatory Authority of, the requesting party.

(b)   If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with any Governmental or Regulatory Authority or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the business or condition of the Companies not referred to in paragraph (a) above, and such information, documents or records are in the possession or control of another party to this Agreement, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

(c)   Notwithstanding anything to the contrary contained in this Section 7.02, if the parties are in an adversarial relationship in litigation, arbitration or other proceeding, the furnishing of information, documents or records in accordance with any provision of this Section 7.02 shall be subject to applicable rules relating to discovery.

(d)   Any information obtained by any party in accordance with this Section 7.02 shall be held confidential by the receiving party in accordance with the Confidentiality Agreement.

7.03	Public Announcements; Confidentiality.

(a)   No public release or announcement relating to this Agreement, the Merger or the other transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, Order or applicable rules of any stock exchange or of any applicable regulatory authority; provided, however, that the parties agree that the initial press release to be issued with respect to this Agreement, the Merger and the other transactions contemplated hereby will be in the form previously agreed to by the parties; provided further that the parties may make announcements or have discussions with their respective employees, customers, vendors and lenders that are consistent with the initial press release or subsequent public disclosures that have been made regarding this Agreement, the Merger and the other transactions contemplated hereby after reasonable prior notice to, and consultation with, the other parties; and provided further that Buyer shall not be required to obtain the prior approval of the Companies to make public statements or issue press releases with respect to this Agreement, the Merger or the other transactions contemplated hereby for purposes of press conferences, meetings with analysts and other similar marketing and public relations purposes.

(b)   The disclosure of confidential or proprietary information of one party to any other party shall be governed by the terms and conditions of the Confidentiality Agreement, dated March 7, 2007, by and among Buyer and the Companies (the “Confidentiality Agreement”). Buyer shall not include the Company Disclosure Schedules as part of any public filing of this Agreement unless required by applicable Law or the rules or regulations of any United States or foreign securities exchange.

7.04       No Third Party Discussions. From and after the date of this Agreement until the first to occur of the Closing or the termination of this Agreement, neither of the Companies shall, directly or indirectly through officers, directors, stockholders, advisors, agents or other intermediaries, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any Person (other than Buyer and its Representatives) relating to, any purchase, transfer or other disposition of all or any part of the capital stock of the Companies, any merger, consolidation, business combination, sale of all or any part of the assets (other than assets sold in the ordinary course in compliance with Section 5.03), recapitalization, liquidation, dissolution or similar transaction involving any of the assets of the Companies (each, a “Third Party Transaction”), (b) agree to or endorse any Third Party Transaction, or (c) enter into or participate in any discussions or negotiations regarding any of the foregoing (other than to indicate that the Companies are currently not interested in a sale and/or merger with the interested party as a result of a pending transaction), or furnish to any other Person any information with respect to the Business or the Companies in connection with the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Buyer and its Representatives) to do or seek to do any of the foregoing. The Companies shall notify Buyer promptly upon the receipt by either of the Companies of a proposal, offer or contact relating to a potential Third Party Transaction, such notice to include the name of such Person and the material terms and conditions of any proposals or offers.

7.05	Non-Competition.

(a)          In order that Buyer may have and enjoy the full benefit of the Business, each of the Principal Stockholders, severally and not jointly, covenants and agrees that for a period of two (2) years from the Closing Date, such Principal Stockholder in his individual capacity or through any entity in which he has an economic interest or through any relative or Affiliate shall not, directly or indirectly (including by means of management, advisory, operating, consulting or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), (i) engage in the Business, for his own account or for any other Person, in any geographic location, or (ii) provide strategic consulting or advisory services to any Person engaging in, or contemplating engaging in, the Business (other than such Principal Stockholder performing his duties under an Employment Agreement with Buyer), in any geographic location; provided, however, that it shall not be a violation of this subsection (a) for the sole reason that either of the Principal Stockholders own up to 3% of the voting securities of any Person engaged, in whole or in part, in the Business.

(b)          During the period commencing on the Closing Date and ending on the second (2nd) anniversary thereof, each of the Principal Stockholders, severally and not jointly, agrees that neither he, in his individual capacity or through any entity in which he has an economic interest, nor through any relative or Affiliate will, without the prior written consent of Buyer, directly or indirectly, (i) induce or attempt to influence any director, manager, officer or employee of Buyer or the Company during such two (2)-year period to terminate his or her employment with Buyer or the Company, or (ii) solicit the business of any Person who was a customer or client, or prospective customer or client, of the Companies during such two (2)-year period. Nothing herein shall prevent Mr. Sigel from retaining the services of his personal assistant.

(c)          Each Principal Stockholder agrees that any remedy at law for any breach by such Principal Stockholder or such Principal Stockholder’s Affiliates of this Section 7.05 would be inadequate, and Buyer shall be entitled to seek injunctive or other equitable relief in such case in addition to any other right Buyer may have, whether at law or in equity. If it is ever held that any of the covenants of this Section 7.05 is too broad to permit enforcement of such covenants to their fullest extent, each Principal Stockholder agrees that a court of competent jurisdiction is hereby authorized and directed to enforce such covenants to the maximum extent permitted by law, and each such Principal Stockholder hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenants.

7.06       Stockholders’ Representative. The Holding Company and the Stockholders hereby designate and appoint Mr. Richard A. Bernstein as agent and attorney-in-fact and representative to act on behalf of the Holding Company and the Stockholders (the “Stockholders’ Representative”), from and after the date hereof as provided for herein and in the Escrow Agreement. The Stockholders’ Representative shall have full power and authority to represent the Holding Company and the Stockholders with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon the Holding Company and the Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, defending and making all indemnity claims under this Agreement, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Buyer and its Representatives regarding such indemnity claims, dealing with Buyer under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors.

7.07       Indemnification. From and after the Effective Time for not less than three (3) years, Buyer shall fulfill and honor in all respects the obligations of the Companies to indemnify each Person who is or was a director or officer of the Companies against losses such Person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any indemnification and exculpation provision of the Certificate of Incorporation or By-Laws of the Companies as each is in effect on the date hereof. Buyer will use all commercially reasonable efforts to be maintained for a period of not less than three (3) years from the Effective Time the Companies’ current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of the Companies on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 7.07, Buyer shall not be obligated to pay premiums in excess of 150% of the amount per annum the Companies paid in their last full fiscal year, which amount has been disclosed to Buyer, and if Buyer is unable to obtain the insurance required by this Section 7.07, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Nothing herein shall affect the indemnification agreements, if any, between the Holding Company and any officers or directors of the Holding Company in effect at the Effective Time.

7.08       Buyer Loan Agreements. The Buyer and the Companies shall enter into the Buyer Loan Agreements in the form attached hereto as Exhibit D, and the Buyer shall make the loan evidenced by the Note as soon as practicable after execution of an intercreditor agreement with the Companies’ lenders under the Credit Agreement satisfactory to Buyer in its sole discretion, provided that the Buyer acknowledges that any security established for the benefit of Buyer under the Buyer Loan Agreements shall be subordinate to the security held by the Companies’ lenders under the Credit Agreement. It shall be a closing condition of both parties to the transactions under this Agreement that the transactions provided for in or under the Buyer Loan Agreements be consummated. If the transactions which are the subject of the Buyer Loan Agreements are not consummated, for any reason other than Buyer’s failure to make the loan evidenced by the Note after execution of such Buyer Loan Agreements, by October 19, 2007, the Companies, Buyer and/or Merger Sub may terminate this Agreement at any time within ten (10) Business Days thereof and no party to this Agreement shall have any liability to any other party solely as a result thereof.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Merger shall be subject to satisfaction of each of the conditions set forth below on or before the Closing. Buyer may at its election waive any one or more of such conditions. The Companies agree to use all commercially reasonable efforts to see that all of such conditions that impose obligations on any of them or require action on the part of any of them are satisfied.

8.01       Representations and Warranties. Each of the representations and warranties made by the Companies set forth herein shall be true and correct in all material respects (except that representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

8.02       Performance. The Companies shall have duly performed and complied, in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied at or before the Closing.

8.03       Litigation. No action or proceedings shall have been instituted and no order, decree or judgment in any court, agency, commission or authority shall be subsisting, questioning the validity of this Agreement or seeking to restrain the consummation hereof, or otherwise prohibiting or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement and no legal proceeding shall be pending before a Governmental or Regulatory Authority seeking to restrain, enjoin or otherwise prevent the consummation of the Merger or any of the other transactions contemplated hereby.

8.04       Officer’s Certificate of the Companies. Buyer shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Holding Company, stating that he has reexamined the conditions set forth in Sections 8.01 and 8.02 and that the conditions set forth in Sections 8.01 and 8.02 have been satisfied.

8.05       Secretaries’ Certificates of the Companies. Buyer shall have received a certificate of each of the Companies, dated the Closing Date, signed by the Secretary of each of the Companies, in form and substance reasonably satisfactory to Buyer, and attaching thereto the Certificate of Incorporation and Bylaws of each of the Companies and certifying as to and resolutions duly adopted by the Board of Directors of each of the Companies authorizing the execution, delivery and performance of this Agreement and the other agreements necessary to effect the Merger and the other transactions contemplated hereby and approving, the Merger and the other transactions contemplated hereby, and confirming that such resolutions have not been amended or revoked and remain in full force and effect and as to the incumbency of the officers of each of the Companies executing this Agreement and the other documents contemplated hereby.

8.06       Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

8.07       Third Party Consents. The consents listed in Section 3.27 of the Company Disclosure Schedule that are required in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

8.08       Material Adverse Effect. Since the date of this Agreement, there will have occurred no events nor will there exist circumstances that have resulted or could result, individually or in the aggregate with other such events and circumstances, in a Material Adverse Effect.

8.09       Resignations. The Companies shall have delivered to Buyer a resignation from each of the directors and officers of the Companies.

8.10       Good Standing Certificates. Each of the Companies shall have delivered to Buyer a certificate from the Secretary of State of Delaware and the following jurisdictions: (a) with respect to the Holding Company, New York, and (b) with respect to the Company, Arkansas, Florida and Massachusetts, as to their respective good standing and payment of all taxes in such jurisdictions, which shall be dated within ten (10) days of the Closing Date.

8.11       FIRPTA Certificate. The Holding Company shall have delivered to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, certifying that the Holding Company is not a “United States real property holding corporation” as defined in Section 897 of the Code.

8.12       HSR Act. Any applicable waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

8.13       Lien. All Liens on the capital stock and assets of the Companies, except for Permitted Liens, shall have been removed.

8.14       Escrow Agreement. The Stockholders’ Representative and the Escrow Agent shall have duly executed the Escrow Agreement.

8.15       Dissenting Shares. Holders of shares of Capital Stock representing in excess of 95% of the issued and outstanding Capital Stock immediately prior to the Effective Time shall have effectively waived (by voting for, or consenting to, the adoption of this Agreement or otherwise) their appraisal rights under Section 262 of the DGCL.

8.16       Additional Documents. Buyer shall have received such additional documents, certificates, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

8.17       Buyer Loan Agreements. The transactions contemplated by the Buyer Loan Agreements shall have been consummated and all of the Buyer Loan Agreements shall remain in full force and effect.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE COMPANIES

The obligations of the Companies to consummate the Merger shall be subject to satisfaction of each of the conditions set forth below on or before the Closing. The Companies may at their election waive any one or more of such conditions. Buyer agrees to use all commercially reasonable efforts to see that all of such conditions that impose obligations on it or require action on its part are satisfied.

9.01       Representations and Warranties. Each of the representations and warranties made by Buyer set forth herein shall be true and correct in all material respects (except that representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

9.02       Performance. Buyer shall have duly performed and complied with in all material respects all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

9.03       Litigation. No action or proceedings shall have been instituted and no order, decree or judgment in any court, agency, commission or authority shall be subsisting, questioning the validity of this Agreement or seeking to restrain the consummation hereof, otherwise prohibiting or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement and no legal proceeding shall be pending before a Governmental or Regulatory Authority seeking to restrain, enjoin or otherwise prevent the consummation of the Merger or any of the other transactions contemplated hereby.

9.04       Officer’s Certificate of Buyer. The Companies shall have received a certificate from Buyer, signed by an authorized officer of Buyer, stating that such officer has reexamined the conditions set forth in Sections 9.01 and 9.02 and that the preconditions set forth in Sections 9.01 and 9.02 have been satisfied.

9.05       Secretary’s Certificate of Buyer. The Companies shall have received a certificate of Buyer, dated the Closing Date, signed by the Secretary of Buyer, in form and substance reasonably satisfactory to the Companies, and attaching thereto the Certificate of Incorporation and Bylaws of Buyer and certifying as to and resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements necessary to effect the Merger and the other transactions contemplated hereby and approving, the Merger and the other transactions contemplated hereby, and confirming that such resolutions have not been amended or revoked and remain in full force and effect and as to the incumbency of the officers of Buyer executing this Agreement and the other documents contemplated hereby.

9.06       Payment of Aggregate Merger Consideration. Buyer shall have deposited (a) the Payment Fund with the Paying Agent and (b) the Escrow Amount with the Escrow Agent.

9.07       Good Standing Certificate. Buyer shall have delivered to the Companies a certificate from the Secretary of State of Delaware as to Buyer’s good standing and payment of all taxes in Delaware dated within ten (10) days of the Closing Date.

9.08       HSR Act. Any applicable waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

9.09       Escrow Agreement. Buyer and the Escrow Agent shall have duly executed the Escrow Agreement.

9.10.      Letters of Credit. The Companies shall have received evidence that Buyer shall have caused a commercial bank reasonably acceptable to J.P. Morgan Chase Bank, N.A., to issue stand-by letters of credit (the “Back-to-Back LCs”), which are available to be drawn down upon by J.P. Morgan Chase Bank, N.A., as issuing bank (the “Issuing Bank”), with respect to those letters of credit issued under the Credit Agreement which are to remain outstanding following the Closing. The amount of the Back-to-Back LCs shall be $6,399,225. The Back-to-Back LCs will provide that they may be drawn down upon by the Issuing Bank upon a drawing under the letters of credit secured by the Back-to-Back LCs.

9.11       Additional Documents. The Companies shall have received such additional documents, certificates, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

9.12       Buyer Loan Agreements. The transactions contemplated by the Buyer Loan Agreements shall have been consummated.

ARTICLE X

TAXES

10.01	Tax Matters.

(a)   Buyer and the Stockholders’ Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies and their assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any Tax Returns to be filed by the Stockholders), the making of any election relating to Taxes, the preparation and representation in any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and the Stockholders’ Representative shall retain all books and records with respect to Taxes pertaining to the Companies and their assets for a period of at least 90 days following the expiration of all applicable statutes of limitation for the assessment of any Tax giving effect to any extension or waiver thereof. Buyer and the Stockholders’ Representative shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Companies or their assets.

(b)   Buyer shall not cause or permit either of the Companies to amend any Tax Return or claim any carry-back or other adjustment for a period ended on or prior to the Closing Date without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld.

(c)   The Stockholders’ Representative shall accurately prepare (or cause to be prepared) all Tax Returns required to be filed by the Companies with respect to any Tax period ending on or before the Closing Date. Such Tax Returns shall be prepared in accordance with the past practices of the Companies. With respect to any such Tax Returns that have not been filed on or prior to the Closing Date, the Stockholders’ Representative shall provide such Tax Returns to Buyer for its review as reasonably practicable prior to the due date thereof and Buyer shall timely file such Tax Returns. The Common Stockholders shall be liable for all Taxes shown on any such Tax Returns to the extent provided pursuant to Section 10.03 hereof.

(d)   Buyer shall accurately prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns required to be filed by the Companies with respect to any Tax period ending after the Closing Date. With respect to any such Tax Returns that relate to a Tax period that begins on or prior to the Closing Date; such Tax Return shall be prepared in accordance with the past practices of the Companies and Buyer shall permit the Stockholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing (such Tax Returns to be delivered to the Stockholders’ Representative as reasonably practicable prior to the due date thereof). The Common Stockholders shall be liable for all taxes shown on any such Tax Returns to the extent provided pursuant to Section 10.03 hereof.

(e)   Buyer shall not take any action after the Closing outside the ordinary course of business that would reasonably be expected to increase the Tax liability of the Companies for a Pre-Closing Tax Period.

10.02	[Intentionally Omitted]
10.03	Tax Indemnification.

(a)   The Common Stockholders shall jointly and severally indemnify the Buyer Indemnified Parties (as defined in Section 11.03(a) hereof) in respect of, and save and hold each of them harmless from and against, any (x) Tax of any of the Companies related to a Pre-Closing Tax Period, (y) Tax of any of the Companies resulting from a breach of the provisions of Section 3.08, 5.03(b)(xiv) or Sections 10.01 or 10.02 hereof, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) or (y), (the sum of (x), (y) and (z) (as adjusted by Section 11.05(b)) being referred to herein as a “Tax Loss”).

(b)   To the extent permitted by applicable Law, the parties shall elect to treat the period that includes the Closing Date with respect to any Tax as ending on such date and shall take such steps as may be necessary therefore. For purposes of this indemnification, any Taxes for a period which includes but does not end on the Closing Date shall be allocated between the Pre-Closing Tax Period and the balance of the period based on an interim closing of the books as of the close of the Closing Date; provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Tax Period and the balance of the period.

(c)   If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 10.03(a) hereof is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, any of the Companies, Buyer shall notify the Stockholders’ Representative of such claim or demand within ten (10) days of receipt thereof and shall give the Stockholders’ Representative such information with respect thereto as the Stockholders’ Representative may reasonably request; provided, however, that failure by Buyer to comply with these provisions shall not affect the rights to indemnification hereunder of any Buyer Indemnified Party except to the extent that such failure materially impairs the ability of the Stockholders’ Representative to contest such tax liabilities. The Common Stockholders may discharge, at any time, their indemnification obligation under Section 10.03(a) hereof by paying Buyer the amount payable pursuant to Section 10.03(a) hereof, calculated on the date of such payment. The Stockholders’ Representative may, at his own expense, participate in the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). In the case of any claim or demand for Taxes that does not, directly or indirectly, affect the liability of either of the Companies for Taxes for any tax period ending after the Closing Date, the Stockholders’ Representative may, upon notice to Buyer and at his own expense, assume the defense of such proceeding. In the case of any other claim or demand for Taxes for which the Common

Stockholders are required to indemnify Buyer under this Section 10.03, the Stockholders’ Representative may, at its own expense, assume the defense of such proceeding provided that no action shall be taken by the Stockholders’ Representative in such proceeding that may reasonably be expected to adversely affect the Buyer or any of its Affiliates (including the Companies) without the prior written consent of the Buyer, not to be unreasonably withheld. If the Stockholders’ Representative assumes such defense Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Stockholders’ Representative. Whether or not the Stockholders’ Representative chooses to defend or prosecute any claim, all parties hereto shall cooperate in the defense or prosecution thereof.

10.04     Purchase Price Adjustment. Any amount paid by the Common Stockholders or Buyer under this Article X or Article XI hereof shall be treated as an adjustment to the Purchase Price unless otherwise required by law.

10.05     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article X shall survive until the 30th day after the expiration of the period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof).

ARTICLE XI

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

11.01     Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule). All representations, warranties, covenants and agreements contained in this Agreement shall remain operative and in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.08 (Tax Matters) and 3.18 (Employee Benefit Plans) shall terminate on the date that is thirty (30) days after the expiration of the period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof); (ii) any claims based upon or arising out of fraud, willful misconduct, or willful misstatement or omission shall terminate on the date that is thirty (30) days after the expiration of the period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof); and (iii) the representations and warranties contained in Section 3.03 (Capitalization and Title to Capital Stock) and the obligations set forth in Articles VII (other than those in Sections 7.01 and 7.04) and X shall survive the Closing indefinitely. No claim for indemnification hereunder for breach of any such representations or warranties may be made after the expiration of the survival period applicable to such claims; provided, however, that any representation or warranty in respect of which indemnity may be sought under this Article XI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.01 if notice of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

11.02     Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in Section 10.03 and Section 11.03 shall be the exclusive remedies of Buyer and its Affiliates against the Companies, on the one hand, and of the Common Stockholders and their respective Affiliates against Buyer, on the other hand, for any breach of representation or warranty or breach of any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any remedies available under applicable law for fraud or willful misconduct, or willful misstatement or omission. No Stockholder shall be responsible for, or have any liability with respect to, any breach of Section 7.05 other than the Principal Stockholders, whose liability, if any, shall be several, and not joint, for such Principal Stockholder’s own breach of Section 7.05.

11.03	Indemnification.

(a)   Subject to Section 11.03(c), the Common Stockholders shall jointly and severally indemnify Buyer, its Affiliates and their respective stockholders, representatives, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) in respect of, and save and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of a representation or warranty made by the Companies in this Agreement (other than the representations and warranties contained in Section 3.08 hereof, indemnity for which is provided in Article X hereof), (ii) any breach or non-fulfillment of any covenant or agreement or other provision by the Companies contained in this Agreement, other than those contained in Section 5.03(b)(xiv) and Article X hereof, indemnity for which is provided in Article X), or (iii) any payment with respect to Dissenting Shares to the extent that such payment exceeds the consideration that the Stockholders holding such Dissenting Shares would have received pursuant to Section 2.08 if such Stockholders had not exercised appraisal rights under the DGCL.

(b)   Subject to Section 11.03(c), Buyer shall indemnify the Common Stockholders (collectively, the “Stockholder Indemnified Parties”) in respect of, and hold the Stockholder Indemnified Parties harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of a representation or warranty made by Buyer in this Agreement, or (ii) any breach or non-fulfillment of any covenant or agreement or other provision by Buyer contained in this Agreement.

(c)   Notwithstanding anything to the contrary contained in this Agreement:

(i)           in no event shall the Common Stockholders, on the one hand, or Buyer, on the other hand, be liable under Section 11.03(a) or Section 11.03(b) of this Agreement, as the case may be, for an amount that exceeds the Escrow Amount (the “Cap”); provided, however, that (1) (A) indemnification with respect to the representations and warranties in Sections 3.02(a) (Authority to Execute and Perform Agreement), 3.03 (Capitalization and Title to Capital Stock) and Section 4.02 (Authority to Execute and Perform Agreement), (B) indemnification based upon or arising out of fraud, willful misconduct, or willful misstatement or omission, and (C) indemnification with respect to Dissenting Shares shall not be subject to the Cap; (2) any claim by a Buyer Indemnified Party for indemnification (A) as a result of a breach by a Common Stockholder of the representations and warranties in Sections 3.02(a) (Authority to Execute and Perform Agreement) and 3.03 (Capitalization and Title to Capital Stock), or (B) based upon or arising out of fraud, willful misconduct, or willful misstatement or omission, to the extent such claim, together with all prior successful claims for indemnification made by Buyer Indemnified Parties, exceeds the Cap, shall be made only against such breaching Common Stockholder or the Common Stockholder who commits the act of fraud, willful misconduct, or willful misstatement or omission for amounts in excess of the Cap and not against any other Common Stockholder; and (3) except in connection with any claim by a Buyer Indemnified Party for indemnification based upon or arising out of fraud, willful misconduct, or willful misstatement or omission, in no event shall the liability of any Common Stockholder exceed the portion of the Aggregate Merger Consideration which such Common Stockholder received (or was eligible to receive, including such portion as was deposited in the Escrow Fund) from the Paying Agent (calculated on a pre-Tax basis); and

(ii)          in no event shall the Common Stockholders, on the one hand, or Buyer, on the other hand, be liable under Section 11.03(a)(i) or Section 11.03(b)(i) of this Agreement, as the case may be, unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $1,000,000 in the aggregate (the “Threshold”), and then in the full amount of such Losses without regard to such Threshold (subject to the Cap, if applicable); provided, however, that (A) indemnification with respect to the representations and warranties in Sections 3.02(a) (Authority to Execute and Perform Agreement), 3.03 (Capitalization and Title to Capital Stock) and Section 4.02 (Authority to Execute and Perform Agreement), (B) indemnification based upon or arising out of fraud, willful misconduct, or willful misstatement or omission, and (C) indemnification with respect to Dissenting Shares shall not be subject to the Threshold.

11.04     Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.03 will be asserted and resolved as follows:

(a)   In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 11.03(a) or 11.03(b) is asserted against or sought to be collected from such Indemnified Party by a Person other than the Common Stockholders or Buyer (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such Indemnifying Party shall have become materially disadvantaged thereby. All notices to the Common Stockholders shall be delivered to the Stockholders’ Representative. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.03(a) or 11.03(b) or whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)           If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.04(a), then the Indemnifying Party will have the right to defend the Third Party Claim with counsel selected by the Indemnifying Party who shall be reasonably acceptable to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement (unless such settlement contains an unconditional general release of the Indemnified Party) of any such Third Party Claim or ceasing to defend such Third Party Claim. If the Indemnifying Party assumes defense of a Third Party Claim the Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party; provided further, that the Indemnified Party may participate, at its own cost and expense, in the defense of such Third Party Claim; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting and defending any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party will be entitled to participate in any such defense with separate counsel at the sole cost and expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) the Indemnified Party has defenses available to it that are not available to the Indemnifying Party.

(ii)          If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 11.04(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld delayed or conditioned). If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall be required to reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim within ten (10) Business Days after the date of receipt of any bill. The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(b)   In the event any Indemnified Party should have a claim under Section 11.03(a) or 11.03(b) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under Article X or this Article XI. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under Article X or this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of the claim) becomes finally determined. If the Indemnifying Party disputes its liability to the Indemnified Party within such thirty (30) day period, then the claim shall not be deemed to be a liability of the Indemnifying Party until otherwise resolved.

(c)   Any indemnification of a Buyer Indemnified Party pursuant to Section 11.03(a) or Section 10.03(a) shall be effected in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by such Buyer Indemnified Party within fifteen (15) days after the determination thereof. Any indemnification of a Stockholder Indemnified Party pursuant to Section 11.03(b) shall be effected by wire transfer of immediately available funds to an account designated by the Stockholders’ Representative within fifteen (15) days after the determination thereof.

11.05	Other Matters Regarding Indemnification.

(a)   The Common Stockholders will not have any liability (for indemnification or otherwise) for any Losses which are (i) punitive, exemplary or special damages, (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity or damage to business reputation, or (iii) relating to or arising out of any act or omission of Buyer.

(b)   The amount of Loss for which a Buyer Indemnitee may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party received or receivable by such Buyer Indemnitee with respect to such Loss. If a Buyer Indemnitee, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently receives any insurance proceeds or other payment from a third party with respect to such Loss, Buyer will promptly refund and an amount equal to such insurance proceeds or other payment received from a third party as directed by the Stockholders’ Representative. If the Common Stockholders’ indemnification obligation under this Article XI or under Section 10.03 hereof arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, the Companies any deduction, amortization, exclusion from income, credit or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then any payment by the Common Stockholders to Buyer shall be an amount equal to (x) the amount otherwise due but for this subsection sentence, minus (y) the present value of the Tax Benefit multiplied by the maximum federal, state or local, as the case may be, corporate Tax rate in effect at the time the relevant adjustment is made or, in the case of a credit, by 100 percent. The present value referred to in the preceding sentence shall be determined using a discount rate equal to 8% and assuming that the Tax Benefit will be used at the earliest date or dates allowable by applicable Law.

(c)          While nothing herein shall prevent Buyer from exercising any right, whether arising at law or in equity, to seek contribution, cost recovery, damages or any other recourse or remedy from any Stockholder Indemnitee with respect to any claim, demand or liability with respect to any environmental, health or safety matter relating to any past or present facilities, properties or operations of the Business or any of its predecessors, including any such matter arising under any Environmental Law or Occupational Safety and Health Law, Buyer will not, to the extent it does not prejudice its rights or ability to collect, seek to collect against such Indemnitees until Buyer has sought to collect from McKesson Corporation (including any successors and assigns).

ARTICLE XII

TERMINATION

12.01     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)   at any time before the Closing, by mutual written agreement of the Companies and Buyer;

(b)   at any time before the Closing, by the Companies, on the one hand, or Buyer, on the other hand, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the Merger or the consummation of any of the other transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

(c)   by either party if the transactions contemplated hereby have not been consummated by December 31, 2007; provided, however, that neither Buyer nor the Companies shall be entitled to terminate this Agreement pursuant to this Section 12.01(c) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d)   at any time, by Buyer, if there has been a material violation or breach by either of the Companies of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by such Company within thirty (30) days after written notice thereof from Buyer; or

(e)   at any time, by the Companies, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Companies at the Closing and such violation or breach has not been waived by the Companies or, in the case of a covenant breach, cured by Buyer within thirty (30) days after written notice thereof by the Companies.

12.02     Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.01, the provisions of this Agreement shall thereafter become null and void, and there shall be no liability or obligation on the part of the Companies or Buyer (or any of their respective Representatives or Affiliates), except that the provisions with respect to expenses in Section 13.02 (Expenses) and confidentiality in Section 7.03 (Public Announcements; Confidentiality) shall continue to apply following any such termination.

ARTICLE XIII

MISCELLANEOUS

13.01     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or four (4) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

if to Buyer or Merger Sub, to:

United Natural Foods, Inc.

260 Lake Road

Dayville, CT 06241

Attn:  Mr. Mark Shamber

Facsimile:

with copies (which shall not constitute notice) to:

Cameron & Mittleman LLP

56 Exchange Terrace

Providence, RI 02903

Attn:  E. Colby Cameron, Esq.

Facsimile:

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Attn:  Paul V. Rogers, Esq.

Facsimile:  (202) 778-5592

if to the Companies or the Stockholders’ Representative, to:

Mr. Richard A. Bernstein

444 Madison Avenue

Suite 601

New York, NY 10022

Facsimile:  (212) 888-5025

with copies to (which shall not constitute notice) to:

James A. Cohen, Esq.

444 Madison Avenue

Suite 601

New York, NY 10022

Facsimile:  (212) 888-5025

Martin Eric Weisberg, Esq.

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Facsimile:  (212) 310-1600

Any party may by notice given in accordance with this Section 13.01 to the other parties designate another address or person for receipt of notices hereunder.

13.02     Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 12.02 (Effect of Termination)), whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, investment bankers, financial advisors, attorneys and accountants.

13.03     Headings. The article and section headings of this Agreement are included for convenience only and shall not affect the interpretation or construction of this Agreement.

13.04     Governing Law. This Agreement and the legal relations between and among the parties hereto shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of laws.

13.05     Consent to Jurisdiction; No Jury Trial. Each of the parties hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Connecticut (or, if such court shall not accept such jurisdiction, any state court sitting in Hartford, Connecticut) in any action, suit or proceeding brought against it by the other party under this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

13.06     Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by any party hereto in accordance with their specific terms or were otherwise breached by any party hereto, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that each non-breaching party would be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at Law or in equity.

13.07     Entire Agreement. This Agreement and the documents referred to herein (including the Company Disclosure Schedules and the Buyer Disclosure Schedules) and the Confidentiality Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof, thereby superseding all prior agreements among any of the parties. Neither this Agreement nor the Confidentiality Agreement may be amended except in a writing signed by all the parties.

13.08     No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver; no failure or delay by any party exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. Any waiver shall be limited to the instance and purpose for which it is given and shall not be deemed to be a continuing waiver.

13.09     No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

13.10     Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder is assignable without the prior written consent of the other parties hereto and any attempt to do so will be null and void, except for assignments and transfers by operation of Law; provided, however, that notwithstanding any provision to the contrary, Buyer may assign its rights hereunder to an Affiliate of Buyer without such consent as long as such assignment does not limit or affect Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding Sections 13.09 and 13.10, the Companies acknowledge that Buyer, Merger Sub and the Companies, in order to obtain the consents set forth in Section 4.6 of the Buyer Disclosure Schedule, may assign their rights under this Merger Agreement to Bank of America N.A. as administrative and collateral agent for the lenders from time to time party to that certain Amended and Restated Loan and Security Agreement dated as of April 30, 2004, as amended, restated, supplemented and/or modified from time to time, with Buyer and certain subsidiaries, provided that such assignments shall not be effective until after the consummation of the Merger.

13.11     Severability. Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity, illegality or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

13.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, which shall constitute a lawful and valid signature for all purposes hereof.

13.13     Construction. The parties acknowledge that they have been represented by counsel and that no inference against the party who drafted this Agreement shall be made when construing the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Name: Mark E. Shamber
Title: Vice President, CFO and Treasurer

UNFI MERGER SUB, INC.

By:	/s/ Mark E. Shamber
Name: Mark E. Shamber
Title: Vice President and Tresurer

DISTRIBUTION HOLDINGS, INC.

By:	/s/ Richard A. Bernstein
Name: Richard A. Bernstein
Title: Chairman and CEO

MILLBROOK DISTRIBUTION SERVICES INC.

By:	/s/ Richard A. Bernstein
Name: Richard A. Bernstein
Title: Chairman

EXHIBIT A

Certificate of Merger

EXHIBIT B

Escrow Agreement

EXHIBIT C

Surviving Corporation Certificate of Incorporation

EXHIBIT D

Buyer Loan Agreements